Exhibit 8.1

LIST OF SUBSIDIARIES

	Jurisdiction of
	Incorporation or	Percentage of
Name of Subsidiary	Organization	Ownership
China Information Technology (Nevada), Inc.	Nevada	100%
China Information Technology Holdings Limited	British Virgin Islands	100%
Information Security Software Investment Limited	Hong Kong	100%
Information Security International Investment and Development Limited	Hong Kong	100%
Information Security Technology (China) Co., Ltd.	PRC	100%
Shenzhen Bocom Multimedia Display Technology Co. Ltd.	PRC	100%
HPC Electronics (China) Company	Hong Kong	100%
Huipu Electronics (Shenzhen) Co., Ltd.	PRC	100%
CNIT Display Technology Holdings Limited	British Virgin Islands	100%
Dongguan Information Security Technology (China) Co., Ltd.	PRC	100%
Information Security Tech.(HK) Limited	Hong Kong	100%
iASPEC Software Company Limited (“iASPEC”)	PRC	Variable interest entity
Information Security Software (China) Co., Ltd.	PRC	100% by iASPEC
Wuda Geoinformatics Co., Ltd.	PRC	52.54% by iASPEC
Shenzhen Zhongtian Technology Development Company Ltd.	PRC	78.21% by iASPEC